AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 20th day of September 2019 by and between Global Payments Inc., a Georgia corporation (the “Company”), and Jeffrey S. Sloan (“Executive”).
BACKGROUND
Executive shall serve as Chief Executive Officer of the Company. Executive and the Company desire to memorialize the terms of such employment in this Agreement. In addition, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in § 6). As it is desired and anticipated that Executive will continue to be employed and provide services for the Company’s successor for some period of time following a Change in Control, one purpose of this Agreement is to provide Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Committee has caused the Company to enter into this Agreement. This Agreement supersedes any prior agreement or other communication (oral or written) regarding Executive’s employment, except as otherwise provided in § 17 of this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1Effective Date. This Agreement is effective as of September 18, 2019, the first date following the closing of the transaction contemplated by the Agreement and Plan of Merger by and between Total System Services, Inc. and the Company dated as of May 27, 2019 (such date, the “Effective Date”).

2Employment. Executive is hereby employed as the Chief Executive Officer of the Company as of the Effective Date. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Board of Directors of the Company (the “Board”), which shall be consistent with the duties, responsibilities, and authority of persons holding such position in a publicly traded company engaged in similar lines of business. Executive shall be a member of the Board and shall report directly and exclusively to the Board.

3Employment Period. Subject to § 7, Executive’s initial Employment Period pursuant to this Agreement shall be the period which starts on the Effective Date and ends on the third (3rd) anniversary thereof; provided, Executive’s Employment Period shall automatically be extended for one (1) additional year on the second (2nd) anniversary of the Effective Date and on each subsequent anniversary of the Effective Date unless either the Company or Executive provides notice (in accordance with § 17(f)) before such anniversary date that there will be no such extension. Executive’s initial Employment Period and any subsequent extension of the initial Employment Period shall be referred to collectively as Executive’s “Employment Period.” A failure to extend Executive’s Employment Period shall not be treated for any reason whatsoever as a termination of Executive’s employment under § 7 unless the Company provides notice that there will be no such extension following a Change in Control and Executive’s Employment Period would as a result of such notice end before the second (2nd) anniversary of the date of such Change in Control, in which case Executive shall have the right to resign effective at any time during the ninety (90) day period which starts on the date of such notice, and the date his resignation is effective shall be treated as a termination for Good Reason pursuant to § 7(c) of this Agreement and he shall receive all benefits called for under § 8(b) of this Agreement.

4Extent of Service. During the Employment Period, Executive shall render his services to the Company (or to any successor, including a successor following a Change in Control) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive’s duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder (both before and after a Change in Control); provided, however, that it shall not be a violation of this Agreement for Executive to (a) devote reasonable periods of time to charitable and community activities and, with the approval of the Board, industry or professional activities; (b) manage or participate in personal business interests and investments, so long as such activities do not, in the judgment of the Board, materially interfere with the performance of Executive’s responsibilities under this Agreement and comply with all Company policies and codes and all of Executive covenants and agreements; and/or (c) subject to the approval of the Committee, serve as a director, trustee, or member of a committee of any organization involving no conflict of interest with the interests of the Company so long as such activities do not, in the judgment of the Board, materially interfere with the performance of Executive’s responsibilities under this Agreement and comply with all Company policies and codes and all of Executive’s covenants and agreements.

5Compensation and Benefits.

(a)Base Salary. During the Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $1,000,000 per year (the “Base Salary”), payable in equal bi-weekly or other installments as provided under the Company’s standard payroll practices in effect for senior executives from time to time. Executive’s Base Salary will be reviewed at least annually and, subject to approval of the Committee, the Company may increase Executive’s Base Salary from time to time. The periodic review of Executive’s salary by the Committee will consider, among other things, Executive’s own performance and the Company’s performance.

(b)Incentive and Savings Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, retirement and savings plans, practices, policies and programs commensurate with Executive’s position as Chief Executive Officer. Certain executive programs will be made available on a selective basis at the discretion of the Board or the Committee. Without limiting the foregoing, the following shall apply:

(i)Annual Bonus. Executive will have an annual bonus opportunity for each fiscal year of the Company based on the achievement of financial and performance objectives set by the Committee (“Bonus Opportunity”). The annual Bonus Opportunity and specific performance and financial objectives will be set forth in Executive’s individual performance and incentive plan for each fiscal year. Executive’s annual Bonus Opportunity at target levels for any year shall not be less than 160% of his then-current Base Salary for such year (the “Target Bonus Opportunity”). Executive must be an active employee on the date the annual bonuses are paid on a Company-wide basis in order to be eligible to receive any bonus payment (except as otherwise expressly provided in § 8), unless (A) Executive’s employment terminates following a failure to extend his Employment Period in accordance with § 3, (B) his employment terminates at or after the end of the applicable fiscal year and (C) he satisfies all or substantially all of the performance requirements (other than continued service) for a bonus for such fiscal year, in which event he shall be eligible for a bonus as determined by the Committee, and such bonus, if any, shall be paid no later than two and one-half (2½) months after the end of such fiscal year.

(ii)Equity Awards. Executive will be eligible to participate in the Company’s Amended and Restated 2011 Incentive Plan (the “2011 Plan”) and any successor to such plan in accordance with the terms and conditions of the 2011 Plan and any successor to such plan. The Company may, from time to time, upon approval by the Committee, grant to Executive options to purchase shares of Company Common Stock, stock appreciation rights, restricted Company Common Stock, restricted stock units, performance shares, and/or performance units and/or other Company Common Stock related grants as a long-term incentive for performance.

(c)Welfare Benefit Plans. During the Employment Period, Executive and Executive’s family shall be eligible for participation in, and shall be eligible to receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs on the same basis as similarly situated executives of the Company (the “Welfare Plans”).

(d)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of the Company; provided, however, (i) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred.

(e)Additional Benefits. During the Employment Period, Executive shall be offered the opportunity to receive or participate in any additional benefits provided to similarly situated executives of the Company in accordance with, and subject to the eligibility requirements of, the plans, practices, programs and policies of the Company and applicable laws and regulations. Executive also shall be provided with vacation entitlements in accordance with the Company’s policy as in effect from time to time.

6Change in Control.

(a)For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events after the Effective Date:

(i)The acquisition by any individual, entity or group (within the meaning of § 13(d)(3) or § 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by a Person who is on the Effective Date the beneficial owner of thirty-five percent (35%) or more of the Outstanding Company Voting Securities, (B) any acquisition directly from the Company, (C) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than thirty-five percent (35%) of the Outstanding Company Voting Securities, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (E) any acquisition by any corporation pursuant to a transaction which meets the requirements of clauses (A), (B) and (C) of subsection (ii) of this § 6; or

(ii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination (individually, a “Company Owner”) beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as each Company Owner’s ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Company Owner, the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of the combined voting power of the then-outstanding voting securities of such corporation, and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were Incumbent Directors (as defined below) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iii)A majority of the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) are replaced within a twelve (12) month period; provided, however, that, for purposes of this § 6(a)(iii), any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also Incumbent Directors (or deemed to be such pursuant to this proviso) shall be considered Incumbent Directors; provided, further, that any individual who was elected to the Board as a result of an election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in § 3(a)(9) of the Exchange Act, and as used in § 13(d)(3) and § 14(d)(2) of the Exchange Act) other than the Incumbent Directors shall not be considered an Incumbent Director.

(b)For purposes of this Agreement, a “§ 409A Change in Control” shall mean a “Change in Control” which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of § 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)For the avoidance of doubt, the occurrence of the Effective Date and the closing of the transaction contemplated by the Agreement and Plan of Merger by and between Total System Services, Inc. and the Company dated as of May 27, 2019 shall not be considered a “Change in Control” for purposes of this Agreement.

7Termination of Employment.

(a)Death, Retirement or Disability. Executive’s employment and the Employment Period shall terminate automatically upon Executive’s death or Retirement. For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary resignation of employment on or after attaining age fifty-five (55) with at least ten (10) years of service. If the Committee determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth in this § 7(a)), the Company may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Committee, to substantially perform the essential functions of his regular duties and responsibilities with or without reasonable accommodation, due to a medically determinable physical or mental illness or other disability which has lasted (or can reasonably be expected to last) for a substantially continuous period of at least six (6) consecutive months.

(b)Termination by the Company With or Without Cause. The Company may terminate Executive’s employment with or without Cause. For all purposes under this Agreement, “Cause” shall mean a determination by the Committee that:

(i)Executive has failed to perform substantially Executive’s duties and responsibilities under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet reasonable performance expectations), after a written demand for substantial performance is delivered to Executive by the Chairman of the Committee which specifically identifies the manner in which such person believes that Executive has failed to substantially perform Executive’s duties and responsibilities and which has not been cured to the reasonable satisfaction of such person within ten (10) business days of the written demand delivered to Executive; or

(ii)Executive engaged in any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act, including, without limitation, any violation of the Sarbanes-Oxley Act or similar laws or legal standards, but excluding for this purpose any non-criminal violation of Sarbanes-Oxley or similar laws or legal standards that has no significant adverse impact on the Company or its reputation and does not involve dishonesty or render Executive ineligible for any licensing, bonding or insurance coverage or for employment or engagement in any Company work or activity; or

(iii)Executive has engaged in the abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform Executive’s duties and responsibilities under this Agreement or Executive has engaged in the use of illegal drugs; or

(iv)Executive has violated any laws, agreements or written Company policies or codes prohibiting employment discrimination, harassment, conflicts of interest, retaliation, competition with the Company, solicitation of Company customers or employees on behalf of anyone other than Company, improper use or disclosure of Trade Secrets, Confidential Information or other proprietary information of the Company; or

(v)Executive has committed, been convicted for, or entered a plea of guilty or nolo contendere (or any plea of similar substance or effect) to, a felony or a crime involving dishonesty or other moral turpitude.

The termination of Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority (or, in the case of a Change in Control, of not less than three-quarters) of the Board (determined excluding Executive if he is then a member of the Board), at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive has engaged in conduct described in any of clauses (i)-(v) above, and specifying the particulars thereof in detail.
(c)Resignation by Executive. Executive may resign for “Good Reason” or no reason. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the written consent of Executive:

(i)a material adverse reduction in Executive’s position, duties or responsibilities; or

(ii)the Company changes its reporting structure such that Executive no longer reports directly and exclusively to the Board; or

(iii)a reduction by the Company: (A) in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time (unless a similar reduction is made in the salary of similarly situated senior executives); (B) in Executive’s Target Bonus Opportunity below the minimum set forth in § 5(b)(i) (unless a similar reduction is made in the bonus opportunity of similarly situated senior executives); or (C) in the benefits pursuant to the

Welfare Plans (unless a similar reduction is made in the benefits of similarly situated senior executives); or

(iv)any failure by the Company to comply with and satisfy § 16(c); or

(v)a requirement that Executive be based in any office or location other than in the greater metropolitan area of Atlanta, Georgia; or

(vi)any material breach by the Company of the terms of this Agreement.

Notwithstanding the foregoing, no event or act or omission shall constitute “Good Reason” under this § 7(c) unless (x) Executive in accordance with § 17(f) provides notice of such event or act or omission to the Committee no later than thirty (30) days after Executive has knowledge of such event or act or omission, (y) the Committee fails to remedy such event or act or omission within thirty (30) days of the receipt of such notice (the “Cure Period”) and (z) Executive resigns effective no later than ninety (90) days after the end of the Cure Period.
(d)Notice of Termination. Any termination by the Company or resignation by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with § 17(f). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) states the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the applicable Date of Termination. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e)Date of Termination, Separation from Service and Applicable Pay Date.

(i)“Date of Termination” means (1) if Executive resigns for Good Reason, the date specified in the Notice of Termination, provided that (A) the Committee may specify any earlier Date of Termination and (B) the Date of Termination specified in the notice shall not be less than sixty (60) days after the date of delivery of the notice if the resignation is for Good Reason following a Change in Control, (2) if Executive’s employment is terminated by the Company other than by reason of Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (3) if Executive’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be.

(ii)“Separation from Service” means a “separation from service” within the meaning of § 409A of the Code which occurs in connection with Executive’s termination of employment, and the Company and Executive acknowledge and agree that such a “separation from service” may come before, after or coincide with Executive’s Date of Termination.

(iii)“Applicable Pay Date” means the date that Executive has a Separation from Service (which date shall be referred to as the “Immediate Pay Date”) or, if the Company determines that making a payment or providing a benefit to Executive on the Immediate Pay Date would require the Company to report all or any part of such payment or benefit to the Internal Revenue Service as subject to taxation under § 409A of the Code, the date that is six (6) months and one (1) day after the date Executive has a Separation from Service (which date shall be referred to as the “Delayed Pay Date”).

8Obligations of the Company upon Termination.

(a)Prior to a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause, Death or Disability. If, prior to a Change in Control or on or after the second (2nd) anniversary of the date of a Change in Control, the Company terminates Executive’s employment other than for Cause, death or Disability or Executive resigns for Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (x) of this § 8(a), only if Executive executes (and does not revoke) a Release in substantially the form of Exhibit A hereto (the “Release”) within sixty (60) days of the Date of Termination):

(i)the Company will pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination the sum of (A) Executive’s Base Salary (as in effect on the Date of Termination) earned through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses for which reimbursement has been requested pursuant to the Company’s expense reimbursement policy but which have not been reimbursed before Executive’s applicable Date of Termination and (C) Executive’s Annual Bonus, if any, earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been certified as payable by the Committee but has not been paid before the Date of Termination (the sum of the amounts described in clauses (A), (B) and (C) shall be referred to as the “Accrued Obligations”); and

(ii)(A) if the Applicable Pay Date is the Delayed Pay Date, the Company will pay Executive on the Delayed Pay Date a lump sum equal to the amount of the Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(iii) upon a reduction in Executive’s Base Salary, as in effect immediately prior to such reduction in Base Salary) Executive would have earned if Executive had been continuously employed by Company from the Date of Termination until the Delayed Pay Date or (B) if the Applicable Pay Date is the Immediate Pay Date, the Company will continue to pay Executive an amount equal to his monthly Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(iii) upon a reduction in Executive’s Base Salary, as in effect immediately prior to such reduction in Base Salary) until payments begin under § 8(a)(iii) without any duplication of payments between this § 8(a)(ii) and § 8(a)(iii); and

(iii)commencing on the seven (7)-month anniversary of the date Executive has a Separation from Service, the Company will continue to pay Executive an amount equal to Executive’s monthly Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(iii) upon a reduction in Executive’s Base Salary, as in effect immediately prior to such reduction in Base Salary), payable in equal monthly or more frequent installments in accordance with the Company’s then standard payroll practices for a period of eighteen (18) consecutive months; and

(iv)as additional severance (and not in lieu of any bonus for the fiscal year in which the Date of Termination occurs), the Company will pay Executive a lump sum equal to two (2) times the amount of Executive’s Target Bonus Opportunity (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(iii) as in effect immediately prior to such reduction in Executive’s Target Bonus Opportunity) on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service; and

(v)the Company shall pay to Executive a lump sum cash amount within sixty (60) days following the Date of Termination equal to the product of (A) eighteen (18) multiplied by (B) one hundred percent (100%) of the monthly premiums for continuation of health care coverage under the Company’s group health plan for purposes of continuation coverage under § 4980B of the Code (“COBRA”) with respect to the maximum level of coverage in effect for Executive and his spouse and dependents as of immediately prior to the Date of Termination; and

(vi)the Company will pay Executive a pro-rated annual bonus for the fiscal-year in which the Date of Termination occurs equal to (i) the amount Executive would have earned, if any, under §

5(b)(i) for the year of termination based on actual financial performance for such fiscal year, times (ii) a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is twelve (12); provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Committee to have been met, and such bonus shall be paid in a single lump sum cash payment no later than two and one-half (2½) months after the end of the fiscal year in which the bonus is earned; provided further that if Executive terminates employment pursuant to § 7(c)(iii) upon a reduction in Executive’s Target Bonus Opportunity, such prorated bonus shall be calculated based on Executive’s Target Bonus Opportunity as in effect immediately prior to such reduction in Executive’s Target Bonus Opportunity; and

(vii)all restricted Company Common Stock or units which represent shares of Company Common Stock, excluding those that are subject to performance conditions (“Restricted Stock”), granted to Executive following the Effective Date and held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination and, in the case of units, shall be settled within sixty (60) days following the Date of Termination (or any later date required by § 409A of the Code); and

(viii) all options to acquire Company Common Stock or appreciation rights with respect to shares of Company Common Stock (“Options”) granted to Executive following the Effective Date and held by Executive as of the Date of Termination that would have become vested (by lapse of time) within the twenty-four (24) month period immediately following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

(ix)all vested but unexercised Options granted to Executive following the Effective Date and held by Executive as of the Date of Termination (including those with accelerated vesting pursuant to § 8(a)(viii)) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the ninetieth (90th) day following the Date of Termination, or (C) the date that is the tenth (10th) anniversary of the original date of grant of the Option; and

(x)any restricted Company Common Stock or units which represent shares of Company Common Stock contingent on the satisfaction of the related performance requirements (“Performance Restricted Stock”) granted to Executive following the Effective Date and held by Executive as of the Date of Termination shall be treated as follows:

(1)If the Date of Termination occurs during the first year of a Performance Cycle (as defined in the applicable award agreement), a portion of the total shares of Company Common Stock subject to such award, pro-rated based on the number of days elapsed in the Performance Cycle as of the Date of Termination, shall vest assuming target levels of performance, and such award shall be settled no later than two and one-half (2½) months after the Date of Termination (or any later date required by § 409A of the Code); and

(2)If the Date of Termination occurs after the first year of a Performance Cycle, a portion of the total shares of Company Common Stock subject to such award, pro-rated based on the number of days elapsed in the Performance Cycle as of the Date of Termination (it being understood that proration shall not apply if the Date of Termination occurs after the end of the Performance Cycle but prior to the settlement date of the award), shall vest based on actual performance at the end of the full Performance Cycle, and such award shall be settled no later than two and one-half (2½) months after the end of the Performance Cycle (or any later date required by § 409A of the Code);

provided, however, if Executive is Retirement-eligible on the Date of Termination, such Performance Restricted Stock shall be treated in accordance with § 8(d)(v)(1) and not this § 8(a)(x); and

(xi)to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive pursuant to the timing rules of the controlling terms of any plan, program, policy, practice, contract or agreement of the Company any other amounts or benefits, including but not limited to, previously earned but unpaid annual incentive awards, previously earned but unpaid long-term incentive awards, and properly documented and approved but unpaid business expenses, required to be paid or provided or which Executive is eligible to receive under any such plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

(b)After or in Connection with a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause, Death or Disability. If there occurs a Change in Control and the Company terminates Executive’s employment other than for Cause, death or Disability before the second (2nd) anniversary of such Change in Control or Executive resigns for Good Reason before the second (2nd) anniversary of such Change in Control, then (and with respect to the payments and benefits described in clauses (ii) through (ix) of this § 8(b), only if Executive executes (and does not revoke) the Release within sixty (60) days of the Date of Termination):

(i)the Company (or its successor) shall pay to Executive the Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; and

(ii)the Company (or its successor) will pay Executive three (3) times the amount of Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(iii) as in effect immediately prior to such reduction in Base Salary). If the Change in Control is a § 409A Change in Control, the three (3) times Base Salary amount payable under this § 8(b)(ii) will be paid in a single lump sum on the Applicable Pay Date. However, if the Change in Control is not a § 409A Change in Control, the three (3) times Base Salary amount payable under this § 8(b)(ii) will be paid in three (3) parts
-
(A)the first part will be paid in the amount and at the time and in form called for in § 8(a)(ii),
(B)the second part will be paid in the amount and at the time and in the form called for in § 8(a)(iii), and
(C)the balance will be paid in a single lump sum on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service; and

(iii)as additional severance (and not in lieu of any bonus for the fiscal year in which the Date of Termination occurs), the Company (or its successor) will pay Executive a lump sum equal to three (3) times the amount of Executive’s Target Bonus Opportunity (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(iii) as in effect immediately prior to such reduction in Executive’s Target Bonus Opportunity) on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service; and

(iv)the Company shall pay to Executive a lump sum cash amount within sixty (60) days following the Date of Termination equal to the product of (A) eighteen (18) multiplied by (B) one hundred percent (100%) of the monthly premiums for continuation of health care coverage under the Company’s group health plan for purposes of continuation coverage under COBRA with respect to the maximum level of coverage in effect for Executive and his spouse and dependents as of immediately prior to the Date of Termination; and

(v)Executive will be entitled to a pro-rated bonus under § 5(b)(i) for the fiscal year in which the Date of Termination occurs, the amount and timing of which shall depend upon when the Date of Termination occurs, as follows:

(1)if the Date of Termination occurs before the end of the fiscal year in which the Change in Control occurred, the pro-rated bonus will equal (i) one hundred percent (100%) of Executive’s Target Bonus Opportunity (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(iii) upon a reduction in Executive’s Target Bonus Opportunity, as in effect immediately prior to such reduction in Executive’s Target Bonus Opportunity), times (ii) a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is twelve (12), and such pro-rated bonus shall be paid no later than two and one-half (2½) months after the end of the Company’s fiscal year which includes Executive’s Date of Termination; or

(2)if the Date of Termination occurs during a fiscal year that began after the Change in Control occurred, the pro-rated bonus (based on the number of full months in the fiscal year preceding the Date of Termination as described in § 8(b)(v)(1)) will be based on actual performance results as certified by the Committee at the end of the fiscal year and will be paid to Executive no later than two and one-half (2½) months after the end of the Company’s fiscal year which includes Executive’s Date of Termination; provided that if Executive terminates employment pursuant to § 7(c)(iii) upon a reduction in Executive’s Target Bonus Opportunity, such prorated bonus shall be calculated based on Executive’s Target Bonus Opportunity as in effect immediately prior to such reduction in Executive’s Target Bonus Opportunity; and

(vi)all Restricted Stock granted to Executive following the Effective Date and held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination and, in the case of units, shall be settled within sixty (60) days following the Date of Termination (or any later date required by § 409A of the Code); and

(vii)all Options granted to Executive following the Effective Date and held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

(viii)all vested but unexercised Options granted to Executive following the Effective Date and held by Executive as of the Date of Termination (including those with accelerated vesting pursuant to § 8(b)(vii)) will remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the ninetieth (90th) day following the Date of Termination, or (C) the date that is the tenth (10th) anniversary of the original date of grant of the Option; and

(ix)any Performance Restricted Stock granted to Executive following the Effective Date and held by Executive as of the Date of Termination shall be treated as follows:

(1)If the Date of Termination occurs during the first year of a Performance Cycle, the award shall vest in full (without proration) assuming target levels of performance, and such award shall be settled no later than two and one-half (2½) months after the Date of Termination (or any later date required by § 409A of the Code); and

(2)If the Date of Termination occurs after the first year of a Performance Cycle, the award shall vest in full (without proration) based on actual performance at the end of the full Performance Cycle, and such award shall be settled no later than two and one-half (2½) months after the end of the Performance Cycle (or any later date required by § 409A of the Code);
provided, however, if Executive is Retirement-eligible on the Date of Termination, such Performance Restricted Stock shall be treated in accordance with § 8(d)(iv)(1) and not this § 8(b)(ix); and
(x)to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive his Other Benefits pursuant to the timing rules of the controlling terms of any plan, program, policy, practice, contract or agreement of the Company.

(c)In Anticipation of a Change in Control: Termination by the Company Other Than for Cause, Death or Disability or Resignation by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause, death or Disability or Executive resigns for Good Reason after the issuance of press release or a filing is made with the Securities and Exchange Commission regarding a transaction which could lead to a Change in Control and there is a Change in Control as a result of the consummation of such transaction no later than nine (9) months and one (1) day after the date of Executive’s Separation from Service, then

(i)Executive will continue to be eligible to receive his benefits under § 8(a) in the amount and form and at the time provided in § 8(a), but

(ii)Executive will in addition receive the benefits described in § 8(b), if greater, as if his employment had been terminated without Cause or he had resigned for Good Reason at the consummation of such Change in Control, provided Executive immediately following the Change in Control shall have timely executed and not revoked the Release described in § 8(b), and, further provided

(1)there will under no circumstances be any duplication whatsoever of any payments or benefits between this § 8(c)(ii) and § 8(c)(i);

(2)the additional severance benefits provided under § 8(b)(ii)(C) will be paid in a single lump sum on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service;

(3)the severance benefits provided under § 8(b)(iii) will be paid in lieu of the severance benefits contemplated by § 8(a)(iv) in a single lump sum on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service;

(4)if the Change in Control occurs before the date the pro-rated annual bonus provided under § 8(a)(vi) is scheduled to be paid, then Executive will be entitled to the greater of either the pro-rated annual bonus determined and paid under § 8(a)(vi) or the pro-rated bonus determined under § 8(b)(v)(1) but paid in the form and at the time called for under § 8(a)(vi);

(5)any outstanding Options granted to Executive following the Effective Date and held by Executive as of the Date of Termination which failed to vest under § 8(a)(viii) will vest under § 8(b)(vii) at the Change in Control, and the date of the Change in Control will be treated under § 8(b)(viii) as Executive’s Date of Termination; and

(6)if the Change in Control occurs before settlement of Performance Restricted Shares granted to Executive following the Effective Date and held by Executive as of the Date of Termination, Executive will be entitled to the number of shares of

Company Common Stock to be delivered under § 8(b)(ix), which will be delivered in the form and at the time such shares of Company Common Stock are otherwise scheduled to be delivered under § 8(a)(x).

(d)Death, Disability or Retirement. Upon the Date of Termination due to Executive’s death, Disability or Retirement:

(i)the Company shall pay to Executive the Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; and

(ii)all Restricted Stock granted to Executive following the Effective Date and held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination and, in the case of units, shall be settled within sixty (60) days following the Date of Termination (or any later date required by § 409A of the Code); and

(iii)all Options granted to Executive following the Effective Date and held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

(iv)all vested but unexercised Options granted to Executive following the Effective Date and held by Executive as of the Date of Termination (including those with accelerated vesting pursuant to the foregoing sentence) shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the ninetieth (90th) day following the Date of Termination or such longer period as specified in the plan document governing the applicable award, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(v)any grant of Performance Restricted Stock granted to Executive following the Effective Date and held by Executive as of the Date of Termination shall be treated as follows:

(1)in the case of termination on account of Retirement only, the award shall vest in full (without proration) based on actual performance at the end of the full Performance Cycle, and such award shall be settled no later than two and one-half (2½) months after the end of the Performance Cycle (or any later date required by § 409A of the Code); or

(2)in the case of termination on account of death or Disability only, the award shall vest in full (without proration) assuming target levels of performance, and such award shall be settled no later than two and one-half (2½) months after the Date of Termination (or any later date required by § 409A of the Code); and

(vi)for the period of months required by COBRA after the Date of Termination due to Executive’s death, Disability or Retirement, Executive or his dependents shall have the right to elect continuation of healthcare coverage under the Company’s group plan (if allowed by the plan) in accordance with COBRA, provided Executive or his dependents shall pay the entire cost of such coverage; and

(vii)to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive his Other Benefits pursuant to the timing rules of the controlling terms of any plan, program, policy, practice, contract or agreement of the Company. The term Other Benefits as used in this § 8(d) shall include, without limitation, and Executive or his estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

(e)Cause or Voluntary Resignation without Good Reason. Regardless of whether or not a Change in Control shall have occurred, if Executive’s employment is terminated for Cause, or if Executive voluntarily resigns without Good Reason, the Company’s obligations under this Agreement to Executive shall terminate, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days after the Date of Termination. For the period required by COBRA after the Date of Termination for Cause or for the voluntary resignation by Executive, Executive shall have the right to elect continuation of healthcare coverage under the Company’s group plan in accordance with COBRA, provided Executive shall pay the entire cost of such coverage.

(f)Full Settlement. Subject to § 17(d), the payments and benefits provided under this § 8 shall be in full satisfaction of the obligations of the Company and its affiliates to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its affiliates upon his termination of employment.

9Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to § 17(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10Treatment of Certain Payments.

(a)Anything in the Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under § 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(b)If the Accounting Firm determines that Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this § 10 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of § 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)As a result of the uncertainty in the application of § 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company (as applicable) together with interest at the applicable federal rate provided for in § 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under § 1 and § 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in § 7872(f)(2) of the Code.

(d)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under § 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under § 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under § 280G of the Code in accordance with Q&A-5(a) of the final regulations under § 280G of the Code.

(e)The following terms shall have the following meanings for purposes of this § 10:

(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of § 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with § 280G(b)(2)(A)(ii) and § 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under § 1 and § 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under § 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of § 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under § 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under § 4999 of the Code will apply to such Payment.

(iv)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of § 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.

(v)“Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of § 280G(b)(3) of the Code.

(f)The provisions of this § 10 shall survive the expiration of the Agreement.

11Costs of Enforcement. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, including any arbitration provision in § 14, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is successful on at least one material issue raised in the enforcement proceeding. Any costs or expenses that otherwise meet the requirements for reimbursement under this § 11 shall be reimbursed within one hundred and twenty (120) days of submission by Executive of a request for reimbursement, but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive becomes entitled to such reimbursement by reason of being successful on at least one material issue (provided a request for reimbursement has been made).

12Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity other than a contract with his current employer, a copy of which has been provided to the Company.

13Restrictions on Conduct of Executive.

(a)General. Executive and the Company understand and agree that the purpose of the provisions of this § 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this § 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this § 13. For the purposes of this § 13, “Company” shall be deemed to include the Company and all its parents, affiliates, subsidiaries and successors.

(b)Definitions. The following terms used in this § 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in which Executive has duties for such Competitor that relate to Competitive Services.
“Competitive Services” means services competitive with the business activities engaged in by the Company or an affiliate as of the date of termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in § 13 hereof, which include, but are not limited to, the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant acquiring, demand deposit accounts and other financial service solutions to the underbanked and other consumers and businesses, payment solutions to card issuers, and software, payroll and processing solutions.
“Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services.
“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.
“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.
“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
“Protected Customers” means any Person to whom the Company has sold or provided its products or services during the twelve (12) months prior to the Determination Date.
“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.
“Restricted Period” means the Employment Period and a period extending two (2) years from the termination of Executive’s employment with the Company.
“Restricted Territory” means the area in which the Company or an affiliate conducts business, which includes without limitation the entire United States and its territories and possessions.
“Restrictive Covenants” means the restrictive covenants contained in § 13(c) hereof.
“Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret” under the common law or applicable state law.
(c)Restrictive Covenants.

(i)Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Employment Period or at any time following the end of the Employment Period for any reason reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Employment Period or at any time following the end of the Employment Period for any reason use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Executive understands that nothing in this § 13 or this Agreement prohibits or limits Executive from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and that Executive shall not be held civilly or criminally liable for disclosures covered by clauses (iii) or (iv).
(ii)Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee with whom Executive worked or otherwise had material contact through his employment with the Company to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

(iii)Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive shall be deemed to have “Material Contact” with a Protected Customer if he had business dealings with the Protected Customer on the Company’s behalf.

(iv)Non-competition with the Company. The parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory; provided, however, that (1) the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act; (2) for purposes of this § 13(c)(iv) only, the Restricted Period shall be reduced to eighteen (18) months if Executive’s employment is terminated by Company or Executive pursuant to § 8(a) (Prior to a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause, Death or Disability); and (3) this § 13(c)(iv) shall lapse and terminate at the end of the Employment Period if the Company gives notice to Executive pursuant to § 3 that this Agreement will not be extended.

(d)Enforcement of Restrictive Covenants.

(i)Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(1)the right and remedy to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company;

(2)the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants; and

(3)the right and remedy to cease paying and to the return of any termination-related payments or benefits (other than the Accrued Obligations or Other Benefits) if Executive violates any of the Restrictive Covenants and fails to remedy such violation to the reasonable satisfaction of the Board within ten (10) days of written notice of such violation.

(ii)Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. This § 13 shall survive the expiration or termination of this Agreement, provided, however, that the non-competition covenants set forth in § 13(c)(iv) shall not survive and shall terminate at the end of the Employment Period if the Company gives notice to Executive pursuant to § 3 that this Agreement will not be extended.

14Arbitration. Any claim or dispute arising under this Agreement (other than under § 13) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The

arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) shall also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law, as required under § 11. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. § 10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

Initials of parties as to this § 14:
Company:    ____DLG_________________
Executive:    ____JSS__________________
15Rabbi Trust. In order to ensure the payment of the severance benefit provided for in §§ 8(b)(ii) and (iii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control, or the publicly announced threat by a third party to commence any such action, the Company shall fully fund through the Global Payments Inc. Benefit Security Trust, or similar “rabbi trust” the amount of the severance payment that would have been paid to Executive under §§ 8(b)(ii) and (iii) if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to Executive by reason of § 409A(b) of the Code; and provided, further, in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of § 409A(b) of the Code. Amounts shall be paid to Executive from such trust as provided under this Agreement and the trust. The right of Executive to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company and Executive shall have no rights in or against any specific assets of the Company. Finally, nothing in this § 15 shall relieve the Company of any liabilities under this Agreement to the extent such liabilities are not satisfied by a trust described in this § 15.

16Assignment and Successors.

(a)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17Miscellaneous.

(a)Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d)Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement (oral or written) between the Company and Executive with respect to the subject matter hereof; provided, however, to the extent Executive continues following the Effective Date to hold outstanding equity-based awards of the Company that were granted prior to the Effective Date, treatment of such awards shall not be governed by this Agreement and shall instead be governed by the terms of the Employment Agreement between Executive and the Company dated March 30, 2010, as amended by the Amendment to Employment Agreement between Executive and the Company dated October 1, 2013, as amended by the Second Amendment to Employment Agreement between Executive and the Company dated August 29, 2014, as amended by the Third Amendment to Employment Agreement between Executive and the Company dated August 27, 2018, the terms of which are otherwise superseded by this Agreement.

(e)Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f)Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three (3) days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc.
3550 Lenox Road
Suite 3000
Atlanta, Georgia 30326
Office of the Corporate Secretary

To Executive:	At his current address or last known address on file with the Company
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(g)Indemnification. The Company shall indemnify Executive to the maximum extent permitted under the Company’s bylaws. Subject to reasonable availability of such insurance coverage and subject to applicable laws and regulations, a directors’ and officers’ liability insurance policy (or policies) shall be maintained, during the Employment Period and for six (6) years thereafter, providing coverage that is no less favorable to Executive than the coverage provided to any other present officer or director of the Company and, following a Change in Control, the coverage shall be no less favorable to Executive than the coverage provided as of the date of the Change in Control.

(h)Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by the Company and Executive, which makes specific reference to this Agreement.

(i)§ 409A.

(i)The Company and Executive intend no payments to be made and no benefits to be provided under this Agreement will be subject to taxation under § 409A of the Code and that the terms of this Agreement will be interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under § 409A of the Code with respect to any such payments or benefits, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by § 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release) shall be paid in the later taxable year.

(ii)Items eligible for expense reimbursement under the terms of this Agreement shall be reimbursed in a manner intended to qualify for an exemption under § 409A of the Code, which shall include implementing the following limitations with respect to reimbursements: (A) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (B) no such reimbursement may be exchanged or liquidated for another payment or benefit, (C) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred and (D) the Company’s obligation to make reimbursements or to provide in-kind benefits that constitute deferred compensation under § 409A of the Code shall not extend beyond Executive’s lifetime or, if later, the end of the twenty (20) year period which starts on the Effective Date.

(iii)Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under § 409A of the Code shall be paid under the applicable exception. The Company and Executive agree that each installment of payments and benefits provided under this Agreement shall be treated as a separate identified payment for purposes of § 409A of the Code and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under § 409A of the Code; provided, however, to the extent permitted by § 409A of the Code, if the Applicable Pay Date is the Delayed Pay Date and Executive dies before such Delayed Pay Date, then any payments or benefits due on the Delayed Pay Date will be made within thirty (30) days following Executive’s death (or, if earlier on the Delayed Pay Date). Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of § 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the date of Executive’s Separation from Service), any payment that constitutes nonqualified deferred compensation within the meaning of § 409A of the Code that is otherwise due to Executive under this Agreement during the six (6) month period immediately following Executive’s Separation from Service on account of Executive’s Separation from Service shall be accumulated and paid to Executive on the Delayed Pay Date, to the extent necessary to prevent the imposition of tax penalties on Executive under § 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of § 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Pay Date or thirty (30) days after the date of Executive’s death.

(iv)Executive acknowledges and agrees that nothing in this Agreement shall be construed as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement, including any tax consequences under § 409A of the Code, and Executive agrees that Executive shall be responsible for paying all taxes due with respect to such payments made and benefits provided to Executive.

(j)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(k)References; Construction. All references to sections (§) in this Agreement shall be to sections (§) of this Agreement except as expressly set forth in this Agreement. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(l)Accounting Discrepancies. Executive shall be subject to any policy adopted by the Company after the Effective Date which is applicable to senior executives of the Company generally and which requires restitution by such an executive with respect to any payment made or benefit provided to, or on behalf of, such an executive, the calculation of which is based in whole or in part on accounting discrepancies or erroneous financial information.

(m)Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of §§ 8, 10, 13 and 17(g)) shall so survive such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive hereto have duly executed and delivered this Employment Agreement as of the date first above written.

GLOBAL PAYMENTS INC.
By:	/s/ David L. Green
Name:	David L. Green
Title:	Senior Executive Vice President &
General Counsel

EXECUTIVE:
/s/ Jeffrey S. Sloan
Jeffrey S. Sloan

EXHIBIT A
Form of Release
This Release is granted effective as of the [DATE] day of [MONTH], [YEAR], by Jeffrey S. Sloan (“Executive”) in favor of Global Payments Inc. (the “Company”). This is the Release referred to that certain Employment Agreement effective as of September 18, 2019 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.
1.Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorneys’ fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq., or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of (a) obligations to Executive to make termination payments under § 8 of the Employment Agreement or any other rights under the Employment Agreement, (b) any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise; (c) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (d) any rights that Executive may have as a stockholder of the Company; or (e) vested interests in any pension plan or other benefit or deferred compensation plan.

2.Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Executive acknowledges and agrees Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release. Executive further acknowledges and agrees that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

3.Non-Admission. It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

4.Non-Disparagement. Executive agrees that he will not in any way disparage Company, its affiliated and related companies, or their current and former employees, officers, directors, agents and

A-1

representatives, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. This paragraph shall not limit the rights of Executive (a) to make any disclosures that are protected under the whistleblower provisions of federal law or regulation or provide testimony pursuant to a valid subpoena or in a judicial or administrative proceeding in which Executive is required to testify or otherwise as required by law or legal process; or (b) to make a complaint to, provide truthful information to, or participate in an investigation conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.

5.Acknowledgement and Revocation Period. Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such twenty-one (21) day period, Executive is waiving his right to review the Release for such full twenty-one (21) day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. In order to revoke this Release, Executive must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

6.No Revocation After Seven Days. Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under § 8 of the Employment Agreement. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

7.Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

A-2

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Jeffrey S. Sloan

Date:

A-3